Exhibit 10.3

                              EMPLOYMENT AGREEMENT

     Employment Agreement this 31st day of December, 2001 by and between Energy Professional Marketing Group, a Utah corporation ("Employer") and Randy Garn ("Executive").

     Employer employs the Executive and the Executive accepts employment, upon the terms, conditions and covenants as follows:

     1. The term of employment shall be from January 1, 2002 to January 1, 2007.

     2. Executive shall receive, for all services rendered, a salary of $100,000 per year, payable twice a month. Salary payments shall be subject to withholding and other applicable deductions.

     3. Executive shall be entitled to receive annually, a cash bonus from a management Profit sharing pool that is equal to 7.5% of the Company's net earnings but before taxes as reflected in the Company's regularly prepared audited financial statements. All cash bonuses shall be paid to the Executive at such time as annual bonuses are paid to executive of the Company generally, but in event later than 60 days after the end of each quarter.

     4. Executive shall be entitled to participate, in accordance with the previsions thereof, in any health, disability and life insurance and other employee benefit plans and programs made available by Company to its executive management employees generally.

     5. During the term of the Executive's employment agreement under this Agreement, the Company shall pay the Executive a car allowance of $800 per month, an entertainment expense allowance of $500 per month.

     6. Employer shall reimburse Executive for all reasonable expenses incurred in the performance of Executive's business, e.g. entertainment, travel, etc. Executive will be reimbursed upon submission of an itemized account of such expenditures with receipts where practicable.

     7. The duties of Executive shall be management of Company as President. The Executive shall devote his full and entire time and attention to the Employer's business.

     8. Executive shall have an office, facilities and services that are suitable to the position and appropriate for the performance of Executive's duties.

     9. Executive shall be entitled to three weeks of paid vacation each year.

     10. Notwithstanding any provision in this Employment Agreement to the contrary, if Executive is unable to perform or is absent from employment for a period of more than six months, Employer may terminate this Employment Agreement, without further cause, and all obligations of Employer hereunder shall terminate.



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     11.  This  Employment  Agreement  may,  immediately  and  unilaterally,  be terminated "for cause" at any time during the term of this Agreement upon written notice to the Executive, but only after a determination to so terminate the Executive has been made by a decision approved by the majority of the Board of the Directors of the Company and the Parent company other than the Executive at a meeting duly noticed and held with an opportunity for the Executive to be heard. Termination of the Executive's employment by the company shall constitute a termination "for cause" under this section if such termination is for one or more of the following cause: (a) intentional misconduct causing material damage to the Company; (b) any act of fraud, misappropriation, misfeasance, malfeasance or knowing breach of fiduciary duty; (c) conviction of a felony, or repeated habitual drunkenness or drug addiction (d) will refusal to perform the duties reasonably assigned to the Executive by the Board of Directors.

     12. In the event of a termination "for cause" pursuant to the provision of clauses (a) through (d) above, inclusive, the Executive shall be entitled to no payment or other benefits, and shall have no further rights under this Agreement.

     13. During the period of employment, Executive shall not engage in any other business activity, directly or indirectly, regardless of whether it is for profit, gain or otherwise that is similar to the business activity of Employer.

     14. During the course of employment, Executive shall become aware of certain methods, practices and procedures with which Employer conducts its business, including but not limited to: software development, lead and sales generation, product fulfillment, and marketing, all of which Employer and Executive agree are proprietary information and as such are trade secrets.

     15. Executive will not at any time, either during his/her employment or thereafter divulge, furnish, or make available, either directly or indirectly, to any person, firm, corporation or other entity any proprietary information used by Employer. Executive agrees that all such matters and information shall be kept strictly and absolutely confidential.

     16. Executive, upon the cessation of his/her employment, irrespective of the time, manner or reason of termination, will immediately surrender and deliver to Employer all lists, books, records, memoranda and data of every kind relating to all proprietary information and all property belonging to Employer.

     17. Executive acknowledges that a breach of any of the provisions of this Agreement may result in continuing and irreparable damages to Employer for which there may be no adequate remedy at law and that Employer in addition to all other relief available to Employer shall be entitled to the issuance of an injunction restraining Executive from committing or continuing any breach of this Agreement.

     18. In the event of the termination of employment, whether voluntary or involuntary, Executive agrees that Executive will not for a period of twenty-four months from the effective date of termination engage in a business activity similar to that of Employer.

     19. Any controversy or claim arising out of, or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration in the City of Salt Lake City,


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State of Utah,  in  accordance  with the then  governing  rules of the  American
Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

     20. Any notice required to be given shall be either: (i) personally delivered, or (ii) sent by U.S. Postal Service, postage pre-paid, Certified Mail, Return Receipt Requested to the Employer at the place of employment and to the Executive at the last residence address given to and on file with the Employer.

     21. A waiver of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver of any subsequent breach.

     22. The services of Executive are personal and unique and therefore Executive may not assign this Employment Agreement nor delegate the duties and obligation hereunder except in the normal course of business.

     23. This Employment Agreement contains the entire understanding of the parties, except as may be set forth in writing signed by the party against whom enforcement may be sought, simultaneously with or subsequent to the execution of this Employment Agreement.

     INTENDING TO BE LEGALLY BOUND, the parties have executed this Employment Agreement as of the date first above written.

                               Energy Professional Marketing Group, Inc.



                               Its: /s/ Ethan A. Willis
                                               Secretary


                               /s/ James R. Garn
                                   Randy Garn


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